Exhibit 99.1

Canterbury Park Holding Corporation Reports Financial Results for the
                         Third Quarter of 2006


    SHAKOPEE, Minn.--(BUSINESS WIRE)--Nov. 10, 2006--Canterbury Park Holding Corporation (AMEX:ECP) today announced results for the third quarter and nine months ended September 30, 2006.

    The Company earned net income of $524,433 on revenues of $16,409,728 for the three months ended September 30, 2006, compared to net income of $688,372 on revenues of $16,485,467 for the same period in 2005. Diluted earnings per share for the third quarter of 2006 were $.12 compared to $.16 for the third quarter of 2005. Further results for the first nine months of 2006 are presented in the accompanying table.

    Third quarter 2006 revenues of $16.4 million represented a .5% decline from revenues for the same period in 2005 and reflected decreases of 1.8% and 1.6% in pari-mutuel and card club revenues, respectively, that were partially offset by a 4.8% increase in concessions revenue. Third quarter 2006 operating expenses increased approximately $257,000 or 1.7% compared to the third quarter last year. This increase was due to several factors including: increases in salaries and benefits due to general cost of living increases, the $1 per hour increase in the minimum wage mandated by the State of Minnesota in August 2005, the implementation of SFAS 123R accounting for stock compensation expense; and increases in other fixed expenses including depreciation, property taxes, utilities and regulation costs.

    "The decline in pari-mutuel revenues for the quarter was not entirely unexpected", stated Randy Sampson, Canterbury Park's President. "Internet wagering on horse racing continues to grow and have a negative impact on our simulcast revenues, and our live racing was adversely affected by excessive heat, which led to lower attendance and lower wagering during the late summer months. In addition, our Card Club operations continue to feel the negative effects of increased competition from Native American casinos in Minnesota, bar tournaments and the Internet."

    "We continue to look to the future and potential opportunities for growth", continued Mr. Sampson. "We remain committed to gaining legislative approval for additional gaming options at the Racetrack. In addition, we are exploring long-range potential development options for our 380-acre site in Shakopee. We believe we have a unique opportunity, over the next five to ten years, to develop an exciting entertainment complex in one of the fastest growing counties in Minnesota."

    About Canterbury Park:

    Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota's only pari-mutuel horse racing facility. The Company offers year-round wagering on simulcast horse racing and live horse racing from early May until early September each year. In addition, the Company is authorized under Minnesota law to host "unbanked" card games. Canterbury Park's Card Club operates 24 hours a day, seven days a week, with 34 poker tables, and 16 tables offering a variety of card games. The Company also hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company please visit us at www.canterburypark.com.

    Cautionary Statement: From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Company may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words "believes," "expects," "anticipates," "intends" or similar expressions. Shareholders and the investing public should understand that such forward-looking information and statements are subject to risks and uncertainties which could cause actual performance, activities or plans to differ significantly from those presented in the forward-looking statements. Such risks and uncertainties include, but are not limited to: material fluctuations in attendance at the Racetrack, material changes in the level of wagering by patrons, decline in interest in the unbanked card games offered at the Card Club, competition from other venues offering unbanked card games, legislative and regulatory changes subsequent to 2006, the impact of wagering products and technologies introduced by competitors; increases in the percentage of revenues allocated for purse fund payments; higher than expected increases in compensation and employee benefit costs; a decline in the general level of interest in gaming products as a form of entertainment; higher than expected expense related to new marketing initiatives; and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. For such forward-looking information and statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws.


                CANTERBURY PARK HOLDING CORPORATION'S
                     SUMMARY OF OPERATING RESULTS
----------------------------------------------------------------------

               -------------------------------------------------------
               Three Months  Three Months   Nine Months   Nine Months
                   Ended         Ended         Ended         Ended
               September 30, September 30, September 30, September 30,
                    2006          2005          2006          2005
               -------------------------------------------------------

Operating
 Revenues       $16,409,728   $16,485,467   $43,477,140   $43,114,941

Operating
 Expenses       $15,588,877   $15,331,438   $40,132,606   $39,127,115

Income from
 Operations        $820,851    $1,154,029    $3,344,534    $3,987,826

Non-Operating
 Income             $89,873       $34,545      $209,204       $76,743

Income Tax
 Expense          ($386,291)    ($500,202)  ($1,521,300)  ($1,841,620)

Net Income         $524,433      $688,372    $2,032,438    $2,222,949

Basic Net
 Income Per
 Common Share         $0.13         $0.18         $0.51         $0.57

Diluted Net
 Income Per
 Common Share         $0.12         $0.16         $0.48         $0.53
               -------------------------------------------------------

    CONTACT: Canterbury Park Holding Corporation, Shakopee
             Randy Sampson, 952-445-7223